EXHIBIT 2.1

PARTNERSHIP INTEREST PURCHASE AGREEMENT

THIS PARTNERSHIP INTEREST PURCHASE AGREEMENT, dated as of November 7, 2006 (this “Agreement”), is entered into by and among Advanced BioEnergy, LLC, a Delaware limited liability company (“ABE”), HGF Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of ABE (“Acquisition Sub”), Aventine Renewable Energy, Inc., a Delaware corporation and a limited partner of HGF (“Aventine”), Heartland Grain Fuels, L.P., a Delaware limited partnership (“HGF”), Heartland Producers, LLC, a South Dakota limited liability company and a limited partner of HGF (“HP”), South Dakota Wheat Growers Association, a South Dakota cooperative and a limited partner of HGF (“SDWG”), and Dakota Fuels, Inc., a Delaware corporation and the general partner of HGF (“DF”).

RECITALS

A.            Aventine is a limited partner of HGF with a 5% percentage interest in HGF.

B.            HP is a limited partner of HGF with a 46.284% percentage interest in HGF and the holder of 49% of the outstanding shares of DF .

C.            SDWG is a limited partner of HGF with a 47.898% percentage interest in HGF and the holder of 51% of the outstanding shares of DF .

D.            DF is the sole general partner of HGF with a .818% percentage interest in HGF.

E.             ABE, Acquisition Sub, HGF, HP, SDWG and DF are each a party to that certain Partnership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Acquisition Sub is acquiring all of the limited partnership interests in HGF (a “HGF Partnership Interest”), and all of the shares of DF, owned by HP and SDWG.

F.             Each of Aventine, HP, SDWG and DF desires to consent to the transfer of the HGF Partnership Interests pursuant to this Agreement and the Purchase Agreement and to waive its right of first refusal under the Agreement of Limited Partnership of South Dakota Grain Fuels, L.P., (n/k/a Heartland Grain Fuels, L.P.), as amended up through the date of this Agreement (the “Agreement of Limited Partnership”).

G.            Aventine desires to sell, and Acquisition Sub desires to purchase, all of the HGF Partnership Interest owned by Aventine subject to and on the terms and conditions set forth herein.

 In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF HGF PARTNERSHIP INTEREST

Section 1.1             Purchase and Sale of HGF Partnership Interest.  Subject to the provisions of this Agreement, Aventine shall sell, transfer, assign, convey and deliver to Acquisition Sub, and Acquisition Sub shall purchase, all of the HGF Partnership Interest owned by Aventine, free and clear of all liens, claims or encumbrances of any kind.

ARTICLE II

CLOSING; PURCHASE PRICE

Section 2.1             Closing.  The closing of the acquisition of the HGF Partnership Interest owned by Aventine (the “Closing”) will take place concurrently with, and at the place of, the closing under the Purchase Agreement (the “Closing Date”).

Section 2.2             Purchase Price; Deliveries.  At the Closing, (a) Acquisition Sub shall pay Aventine $842,105 in cash and issue to Aventine 131,579 newly issued membership units in ABE (the “ABE Units”), and (b) Aventine shall execute and deliver to ABE a counterpart signature page to the Third Amended and Restated Operating Agreement of Advanced BioEnergy, LLC, effective as of February 1, 2006, and shall become a “member” as defined in such agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AVENTINE

As of the date of this Agreement and as of the Closing Date, Aventine represents and warrants to ABE and Acquisition Sub that the statements contained in this Article III are true and correct.

Section 3.1             Organization.  Aventine is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2             Authority; No Conflict; Required Filings and Consents.  Aventine has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Aventine.  This Agreement has been duly executed and delivered by Aventine.  This Agreement constitutes, assuming the due authorization, execution and delivery by ABE and Acquisition Sub, the valid and binding obligation of Aventine, enforceable by ABE and Acquisition Sub against Aventine in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

Section 3.3             Purchase for Investment.  Aventine is an accredited investor, as defined in Rule 501(a) of the Securities Act of 1933, as amended (the “Securities Act”).  Aventine is acquiring the ABE Units for its own account and not with a view to the distribution or resale thereof within the meaning of Section 2(11) of the Securities Act. Aventine has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and the risks of the transactions contemplated hereby.

Section 3.4             Ownership of HGF Partnership Interests. Except as set forth on Schedule 3.4, Aventine owns its HGF Partnership Interest free and clear of all liens, claims or encumbrances of any kind.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ABE AND ACQUISITION SUB

As of the date of this Agreement and as of the Closing Date, ABE and Acquisition Sub jointly and severally represent and warrant to Aventine that the statements contained in this Article IV are true and correct.

Section 4.1             Organization of ABE and Acquisition Sub.  ABE is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Acquisition Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2             Authority; No Conflict; Required Filings and Consents.  Each of ABE and Acquisition Sub has all requisite limited liability company power and authority to enter into this

Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company action on the part of ABE and Acquisition Sub.  This Agreement has been duly executed and delivered by ABE and Acquisition Sub.  This Agreement constitutes, assuming the due authorization, execution and delivery by Aventine, the valid and binding obligation of ABE and Acquisition Sub, enforceable by Aventine against ABE and Acquisition Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

Section 4.3             Valid Issuance of ABE Units.  The ABE Units to be issued pursuant to the terms of this Agreement, when issued in accordance with the terms of this Agreement, (a) will be duly authorized and validly issued, (b) will not be subject to any capital calls or any preemptive rights created by statute, the Certificate of Organization of ABE or any contract or obligation to which ABE is a party or by which it is bound, and (c) will be issued in compliance with all applicable federal and state laws.

Section 4.4            SEC Filings.  Each report, registration statement and definitive proxy statement (the “ABE SEC Documents”) filed by ABE with the Securities and Exchange Commission (the “SEC”), including the consolidated financial statements contained therein (the “ABE Financial Statements”):  (a) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto and were timely filed; and (b) as of the respective dates thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading.  The ABE Financial Statements (x) are in accordance with the books and records of ABE; (y) were prepared in accordance with GAAP on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end adjustments; and (z) fairly present the consolidated financial position of ABE and its subsidiaries as of the respective dates thereof and the consolidated results of operations, cash flows and the changes in members’ equity of ABE and its subsidiaries for the periods covered thereby.  Except as set forth in the ABE Financial Statements, neither ABE nor its subsidiaries has any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due other than liabilities incurred in the ordinary course of business subsequent to June 30, 2006, and liabilities of the type not required under GAAP to be reflected in such financial statements.

Section 4.5             Tax Matters.  ABE is not, nor has it ever been, taxable as a corporation under the Internal Revenue Code of 1986, as amended (the “Code”).  Since its organization, Acquisition Sub has been treated as a disregarded entity for Federal income tax purposes and wholly-owned by ABE.

ARTICLE V

CLOSING CONDITIONS

Section 5.1             Conditions.  The transactions contemplated by this Agreement shall close simultaneously with the closing of the transactions contemplated by the Purchase Agreement and, therefore, shall have no effect unless and until the transactions contemplated by the Purchase Agreement have closed.

ARTICLE VI

OTHER AGREEMENTS

Section 6.1             Consent; Waiver.

(a)           By execution and delivery of this Agreement, (i) each of Aventine, HP, SDWG and DF (A) consents to the transfer of the HGF Partnership Interests to Acquisition Sub as contemplated by this Agreement and the Purchase Agreement and to the admission of Acquisition Sub as a substitute limited partner under the Agreement of Limited Partnership upon such transfer, and (B) waives its right of first refusal under the Agreement of Limited Partnership, and (ii) Acquisition Sub hereby accepts and adopts the terms and provisions of the Agreement of Limited Partnership, effective on the Closing Date.

(b)           By execution and delivery of this Agreement, (i) HGF and Aventine agree that, notwithstanding Section 1.A. of the Ethanol Marketing Agreement by and between HGF and Williams Ethanol Services, Inc. d/b/a Williams Bio-Energy, dated November 30, 2000, including an Amendment effective April 2, 2003 (the “Marketing Agreement”), the Marketing Agreement shall not terminate as a result of the transactions contemplated by this Agreement, but shall remain in full force and effect on and after the Closing Date according to its existing terms and conditions (except for Section 1.A.) until amended or terminated by HGF and/or Aventine, and (ii) Aventine waives any and all rights and claims under Section 1.B. of the Marketing Agreement that may arise from the transactions contemplated by this Agreement.

Section 6.2             No Public Announcement.  None of the parties to this Agreement shall make any public announcement concerning this Agreement, without each other party’s prior written consent (which shall not be unreasonably withheld); provided, however, that any of the parties, but only after reasonable consultation with each other party, may make disclosure if required under applicable law or the rules and regulations of the SEC or any listing agreement with a national securities exchange; and provided further, however, that following execution of this Agreement or consummation of the Closing, ABE may, in its sole discretion, make a public announcement regarding the transactions contemplated by this Agreement and the integration of the HGF’s business into that of ABE.

Section 6.3             Further Assurances.  Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to ABE or Acquisition Sub:	with a copy to (that shall not constitute notice):

	Advanced BioEnergy, LLC 10251 Wayzata Boulevard Suite 250 Minneapolis, Minnesota 55305 Attention: CEO Facsimile No.: (763) 226-2725	Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402-3901 Attention: Peter J. Ekberg Facsimile No.: (612) 766-1600

(b)	if to Aventine, to	with a copy to (that shall not constitute notice):

	Aventine Renewable Energy, Inc. 1300 South 2nd Street Pekin, Illinois 61554 Attention: Jim Redding Facsimile No.: (509) 347-0742	Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 Attention: John H. Butler Facsimile No.: (212) 450-3800

(c)	if to HP, SDWG or DF, to:	with a copy to (that shall not constitute notice):

	South Dakota Wheat Growers Association 110 6th Avenue SE Aberdeen, South Dakota 57402 Attention: CEO Facsimile No.: (605) 225-0859	Blackwell Sanders Peper Martin LLP 4801 Main Street Suite 1000 Kansas City, MO 64112 Attention: Jason A. Reschly Facsimile No.: (816) 983-8080

(d)	if to HGF, to:	with a copy to (that shall not constitute notice):

	Heartland Grain Fuels, L.P. 38469 133rd Street berdeen, South Dakota 57401 Attention: General Manager Facsimile No.: (605) 229-5744	Blackwell Sanders Peper Martin LLP 4801 Main Street Suite 1000 Kansas City, MO 64112 Attention: Jason A. Reschly Facsimile No.: (816) 983-8080

Gellhaus & Gellhaus, P.C. P.O. Box 73 120 S. Lincoln Aberdeen, South Dakota 57402 Attention: Jay R. Gellhaus Facsimile No.: (605) 225-6895

Section 7.2             Counterparts.  This Agreement may be executed by facsimile signature and in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 7.3             Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 7.4             Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota without regard to any applicable conflicts of law.  In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement:  (a) each of the parties irrevocably waives the right to trial by jury; and (b) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.1.

Section 7.5             Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, which consent will not be unreasonably withheld.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 7.6             Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.7             Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 7.8             Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Partnership Interest Purchase Agreement to be signed by their respective representatives thereunto duly authorized, in each case as of the date first written above.

ADVANCED BIOENERGY, LLC

a Delaware limited liability company

By:	/s/ Revis L. Stephenson III

Revis L. Stephenson III

Chief Executive Officer

HGF ACQUISITION, LLC

a Delaware limited liability company

By:  Advanced BioEnergy, LLC

Its:  Member

By:	/s/ Revis L. Stephenson III

Revis L. Stephenson III

Chief Executive Officer

AVENTINE RENEWABLE ENERGY, INC.

a Delaware corporation

By:	/s/ Ronald M. Miller
Name:	Ronald M. Miller
Its:	President and CEO

HEARTLAND GRAIN FUELS, L.P.

a Delaware limited partnership

By:  Dakota Fuels, Inc.

Its:  General Partner

By:	/s/ Rory Troske
Name:	Rory Troske
Its:	Vice President

HEARTLAND PRODUCERS, LLC

a South Dakota limited liability company

By:	/s/ Craig Schaunaman
Name:	Craig Schaunaman
Its:	Chairman

SOUTH DAKOTA WHEAT GROWERS ASSOCIATION

a South Dakota cooperative

By:	/s/ Dale Locken
Name:	Dale Locken
Its:	CEO/Treasurer

DAKOTA FUELS, INC.

a Delaware corporation

By:	/s/ Rory Troske
Name:	Rory Troske
Its:	Vice President

Schedule 3.4

The HGF Partnership Interest owned by Aventine is pledged in connection with the Credit Agreement dated as of May 30, 2003 by and among Aventine Renewable Energy, Inc., Aventine Renewable Energy, LLC, JPMorgan Chase Bank, N.A., as lender and administrative agent, and each of the lenders party thereto, which lien shall be released as of the Closing.